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Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

ALLERGAN PLC,

KETO MERGER SUB, INC.

and

KYTHERA BIOPHARMACEUTICALS, INC.

dated as of August 4, 2015

i

ii

iii

 AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time in accordance with its terms, this "Agreement" or this "Amended and Restated Agreement"), dated as of August 4, 2015 (the "Execution Date"), is by and among Allergan plc, a company incorporated under the laws of Ireland (formerly known as Actavis plc) ("Parent"), Keto Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (the "Company"), and amends and restates in its entirety that certain Agreement and Plan of Merger, dated as of June 17, 2015 (the "Original Execution Date"), by and among Parent, Merger Sub and the Company (the "Original Merger Agreement"), as amended by Amendment No. 1 by and among Parent, Merger Sub and the Company, dated as of July 1, 2015 ("Amendment No. 1"). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, the Parties desire to amend and restate the Original Merger Agreement, as amended by Amendment No. 1, in its entirety on the terms and subject to the conditions set forth herein;

        WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have each approved this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement and to consummate the Merger, Parent has entered into an amended and restated voting agreement, dated as of the Execution Date (as amended, modified or supplemented from time to time in accordance with its terms, the "Amended and Restated Voting Agreement"), with certain stockholders of the Company (the "Supporting Stockholders"), pursuant to which, subject to the terms thereof, such Supporting Stockholders have agreed, among other things, to vote shares of common stock, par value $0.00001 per share, of the Company (the "Company Common Stock") held by them in favor of the adoption of this Agreement and such Amended and Restated Voting Agreement amends and restates in its entirety that certain voting agreement, dated as of the Original Execution Date (the "Original Voting Agreement"), by and between Parent and the Supporting Stockholders;

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger; and

        WHEREAS, the Parties intend, as set forth in Section 9.7, that, unless expressly indicated otherwise in this Agreement, (a) all references in this Agreement to "the date hereof" or "the date of this Agreement" shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement, (c) each reference to "this Agreement" or "herein" in the representations and warranties set forth in Article III and Article IV shall refer to "the Original Merger Agreement" and (d) each reference to "the Voting Agreement" in the representations and warranties set forth in Article III and Article IV shall refer to "the Original Voting Agreement".

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I.
THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Time, at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, on the second (2nd) business day after the satisfaction or, to the extent permissible, waiver of, but subject to the continued satisfaction or, to the extent permissible, waiver of, the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the "Closing Date".

        Section 1.3    Effective Time.     On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (such date and time being hereinafter referred to as the "Effective Time").

        Section 1.4    Governing Documents.     Subject to Section 6.4, at the Effective Time (a) the Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and (b) the Company Bylaws shall be amended and restated to read in their entirety in the form set forth in Exhibit A, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        Section 1.5    Officers and Directors of the Surviving Corporation.     The Parties shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

 ARTICLE II.

TREATMENT OF SECURITIES

        Section 2.1    Effect on Capital Stock.

          (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties:

              (i)  Conversion of Company Common Stock.    Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock to be cancelled in accordance with Section 2.1(a)(ii), any shares of Company Common Stock subject to an unvested Company Restricted Share Award which is to be assumed by Parent pursuant to Section 2.4(c), and any Dissenting Shares) shall be automatically converted into the right to receive, in accordance with the terms of this Agreement, $75.00 in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 2.2.

             (ii)  Cancellation of Certain Shares.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or owned by Parent, Merger Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor

            (iii)  Conversion of Merger Sub Common Stock.    Each share of common stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and those shares of the Surviving Corporation shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b)   Adjustment to Merger Consideration.    The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time; provided, however, that nothing in this Section 2.1(b) shall be construed to permit the Company or any of the Company Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 2.2    Payment for Securities; Surrender of Certificates.

          (a)    Exchange Fund.     Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the "Exchange Agent"). The Exchange Agent shall also act as the agent for the Company's stockholders for the purpose of receiving and holding their certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") and non-certificated shares of Company Common Stock represented by book-entry ("Book-Entry Shares") and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (the "Exchange Fund") for the sole benefit of the holders of shares of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and, to the extent of any such loss, Parent shall fund additional cash amounts into the Exchange Fund to enable such payments to be made. Any interest or other income from such investments shall be payable to Parent or the Surviving Corporation, as Parent directs.

          (b)    Procedures for Surrender.

              (i)  Promptly after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect of such shares of Company Common Stock pursuant to Section 2.1.

             (ii)  Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal properly completed and validly executed in accordance with the instructions thereto or (B) receipt by the Exchange Agent of an "agent's message" in the case of Book-Entry Shares and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and the Exchange Agent shall, and Parent shall cause the Exchange Agent to, issue and pay to such holder, the applicable Merger Consideration pursuant to the provisions of this Article II for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and each Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, without interest thereon.

          (c)    Transfer Books; No Further Ownership Rights in Shares.     At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; No Liability.     At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.     In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Exchange Agent, the posting by such holder of a bond in such customary amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof.

        Section 2.3    Appraisal Rights.

          (a)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, if any, as to which the holder thereof shall have (i) properly demanded appraisal and otherwise complied with the provisions of Section 262 of the DGCL ("Section 262") and (ii) not effectively withdrawn or lost such holder's rights to appraisal (each, a "Dissenting Share"), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1 and Section 2.2, but instead at the Effective Time shall become entitled only to payment of the fair value of such shares of Company Common Stock determined in accordance with Section 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 2.1 and Section 2.2.

          (b)   The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served and received by the Company under Section 262, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

        Section 2.4    Treatment of Company Equity Awards.

          (a)   Except as provided in Section 2.4(d), as of the Effective Time, each option to purchase Company Common Stock (a "Company Stock Option") granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a "Parent Stock Option") to acquire Parent Stock in accordance with this Section 2.4. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement or in such Company Stock Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be for that number of whole shares of Parent Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, which product shall be rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, which quotient shall be rounded down to the nearest whole cent; provided, however, that each Company Stock Option (A) which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner which complies with Section 409A of the Code.

          (b)   As of the Effective Time, each outstanding restricted stock unit award (each, a "Company RSU Award") under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into a restricted stock unit award for Parent Stock (the "Parent RSU Award") with associated rights to the issuance of additional shares of Parent Stock in accordance with this Section 2.4. Each Parent RSU Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Company RSU Award immediately prior to the Effective Time (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the applicable Company Equity Plan, in any award agreement or in such Company RSU Awards, by reason of this Agreement or the Transactions). As of the Effective Time, the number of shares of Parent Stock underlying each such Parent RSU Award as so assumed and converted (which shall be rounded up to the nearest whole share) shall be equal to the product of (i) the applicable number of shares of Company Common Stock subject to the Company RSU Award, multiplied by (ii) the Stock Award Exchange Ratio, rounded up to the nearest whole share of Parent Stock. For the avoidance of doubt, Parent shall have the ability to adjust any dividend equivalent rights associated with the Parent RSU Awards to reflect dividends on Parent Stock giving effect to the changes and adjustments contemplated to the corresponding Company RSU Awards by reason of this Agreement or the Transactions.

          (c)   As of the Effective Time, each outstanding restricted stock award (collectively, the "Company Restricted Share Awards") granted under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into an award of shares of restricted stock of Parent (collectively, the "Parent Restricted Share Awards") in accordance with this Section 2.4. Each Parent Restricted Share Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Company Restricted Share Award immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement or in such Company Restricted Share Award, by reason of this Agreement or the Transactions). As of the Effective Time, the number of shares of Parent Stock underlying each such Parent Restricted Share Award as so assumed and converted (which shall be rounded up to the nearest whole share) shall be equal to the product of (i) the applicable number of shares of Company Common Stock subject to such award, multiplied by (ii) the Stock Award Exchange Ratio.

          (d)   Each outstanding Company Stock Option that is held as of the Effective Time by a Non-Employee Holder and vested as of the Effective Time shall be cancelled at the Effective Time and converted into the right to receive an amount in cash, rounding such amount (x) up to the nearest whole cent if half a cent or more or (y) down to the nearest whole cent if less than half a cent, equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) $75.00 less (B) the per share exercise price of such Company Stock Option. In no event shall any of the Company Stock Options described in this Section 2.4(d) be assumed by Parent. In no event shall the vesting of any of the Company Stock Options described in this Section 2.4(d) be accelerated as a result of the provisions of this Section 2.4(d). For purposes of this Agreement, "Non-Employee Holder" means any non-employee director of the Company or any employee or former employee of the Company who is not a Continuing Employee as of the Effective Time.

          (e)   Prior to the Effective Time, the Company shall adopt such resolutions as are necessary to effect the treatment of the Company Stock Options, Company Restricted Share Awards and Company RSU Awards (collectively, the "Company Equity Awards") as contemplated by this Section 2.4. At the Effective Time, Parent shall assume all obligations of the Company under the Company Equity Plans, each outstanding Parent Stock Option, Parent Restricted Share Award and Parent RSU Award and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Company Equity Plans pursuant to which they were granted (subject to the adjustments required by reason of this Agreement or the Transactions or such other adjustments or amendments made by Parent in accordance with such terms and conditions).

          (f)    Notwithstanding anything else to the contrary in Article II, any payment to which a current or former employee of the Company or any Subsidiary of the Company becomes entitled pursuant to this Section 2.4 shall be made through the Surviving Corporation's payroll as promptly as practicable following the Effective Time. Parent shall cause the Exchange Agent to make any payments under Section 2.4 payable to holders who are not current or former employees of the Company or any Subsidiary in accordance with Section 2.2.

        Section 2.5    Withholding.     Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

 ARTICLE III. REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        Except as disclosed in the Company SEC Documents filed or furnished with the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from a reading of the Company Disclosure Letter), the Company represents and warrants to Parent as set forth below.

        Section 3.1    Qualification, Organization, Subsidiaries, etc.

          (a)   Each of the Company and the Company Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   The copies of the Company Governing Documents most recently filed with the Company SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. The Company has made available to Parent accurate and complete copies of the certificates of incorporation and by-laws or comparable organizational and governing documents of the Company Subsidiaries, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

        Section 3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.00001 per share ("Company Preferred Stock"). As of June 15, 2015 (the "Company Capitalization Date"), (i)(A) 25,938,955 shares of Company Common Stock were issued and outstanding (including any Company Restricted Share Awards), (B) no shares of Company Common Stock were held in treasury and (C) no shares of Company Common Stock were held by the Company Subsidiaries, (ii) 5,499,681 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans, of which amount 4,362,635 shares of Company Common Stock are issuable upon the exercise of outstanding Company Stock Options, (iii) 99,357 shares of Company Common Stock were issuable upon the settlement of outstanding Company RSU Award, and (iv) no shares of Company Preferred Stock were issued or outstanding. 681,844 shares of Company Common Stock were authorized for issuance pursuant to the Company ESPP. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than

  Company Permitted Liens. Section 3.2(a) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Equity Awards outstanding as of the Company Capitalization Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Company Common Stock subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the year of vesting of each such Company Equity Award or the number of exercisable and unexercisable options underlying such Company Equity Award, in either case, to the extent applicable, and (v) the exercise price for each such Company Equity Award, to the extent applicable.

          (b)   Except as set forth in Section 3.2(a) above, as of the date of this Agreement: (i) the Company does not have any shares of capital stock issued or outstanding other than the shares of Company Common Stock that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 3.2(a) above as of the Company Capitalization Date and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or any other Person or (E) make any payment to any Person the value of which is derived from or calculated based on the value of the Company Common Stock or Company Preferred Stock. Between the Company Capitalization Date and the date of this Agreement, the Company has not granted any equity or equity-based award to any of the directors, employees or independent contractors of the Company or any Company Subsidiaries.

          (c)   With respect to each grant of Company Equity Awards, each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws, in each case, in all material respects, including the rules of the NASDAQ.

          (d)   Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Company Subsidiary on any matter.

          (e)   There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

          (f)    Each Company Subsidiary and its jurisdiction of organization is identified in Section 3.2(f) of the Company Disclosure Letter. The Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for or measured by reference to, any equity interest in any person). Neither the Company nor any of the Company

  Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

        Section 3.3    Corporate Authority Relative to this Agreement; No Violation.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of the Company (the "Company Board") and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the consummation of the Transactions other than, with respect to the Merger, obtaining the Company Stockholder Approval. Prior to the execution of this Agreement, at a meeting duly called and held, the Company Board (unanimously in the case of the Original Merger Agreement and by the vote of all directors present in the case of this Amended and Restated Agreement) (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL and (iii) resolved to recommend that the Company's stockholders approve the adoption of this Agreement (such recommendation, the "Company Board Recommendation") and to include the Company Board Recommendation in the Proxy Statement, in each case subject to Section 5.3. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and equitable principles of general applicability (the "Bankruptcy and Equity Exception"). The representations and warranties set forth in this Section 3.3(a) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

          (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and any applicable state securities, takeover and "blue sky" Laws, (iii) the Exchange Act, (iv) the HSR Act, and (v) any applicable requirements of the NASDAQ, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Company Permitted Liens, (ii) subject to obtaining the Company Stockholder Approval, conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, except as would not, in the case of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties set forth in this Section 3.3(c) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

        Section 3.4    Reports and Financial Statements.

          (a)   From January 1, 2012 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, the "Company SEC Documents") required to be filed or furnished prior to the date hereof by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or outstanding or unresolved comments. The Company has, prior to the date hereof, provided Parent or its Representatives with accurate and complete copies of all SEC comment letters received and response letters submitted and other correspondence with the SEC with respect to the Company SEC Documents, within the year prior to the date of this Agreement to the extent such comment letters, response letters and correspondence are not publicly available. None of the Company Subsidiaries is, or at any time since January 1, 2012 has been, required to file any forms, reports or other documents with the SEC.

          (b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles ("GAAP") (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

          (c)   Neither the Company nor any of the Company Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), in each case where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company's financial statements or other Company SEC Documents.

        Section 3.5    Internal Controls and Procedures.

          (a)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. The Company has disclosed to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, in each case, that was disclosed to the Company's auditors or the audit committee of the Company Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

          (b)   The Company has complied with and is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ, and is in compliance in all material respects with all applicable rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act.

        Section 3.6    No Undisclosed Liabilities.     Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the consolidated Company Subsidiaries (or in the notes thereto), except (a) as disclosed, reflected or reserved against in the Company's consolidated balance sheet (or the notes thereto) as of March 31, 2015 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since March 31, 2015, (c) as expressly permitted or contemplated by this Agreement and (d) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.6, the term "liabilities" shall not include obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiaries with any such Law, action, judgment or Contract if such default or failure would, with or without the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

        Section 3.7    Compliance with Laws; Permits.

          (a)   The Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Collaboration Partners (with respect to the applicable Company Products), are, and since January 1, 2012 have been, in compliance with all Laws applicable to the Company, the Company Subsidiaries or such Company Collaboration Partners, as applicable, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company, any Company

  Subsidiary nor, to the knowledge of the Company, any Company Collaboration Partner (with respect to the applicable Company Products) has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any material violation of, or material failure to comply with, any Law.

          (b)   The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof and (ii) the Company and each Company Subsidiary is in compliance with the terms and requirements of all Company Permits.

        Section 3.8    Environmental Laws and Regulations.     Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a)   (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any of the Company Subsidiaries and relating to or arising out of any Environmental Law, (ii) the Company and each of the Company Subsidiaries is, and since January 1, 2012 has been, in compliance with all Environmental Laws and all Environmental Permits and (iii) there are no liabilities or obligations of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

          (b)   Neither the execution of this Agreement by the Company nor the consummation by the Company of the Transactions will require any investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Entity, pursuant to any applicable Environmental Law.

        Section 3.9    Employee Benefit Plans.

          (a)   Section 3.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent) (together, the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has made available to Parent accurate and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the plan document(s), as amended through the date of this Agreement, or a written summary of any unwritten Company Benefit Plan, (ii) the summary plan description (if required) and any other summaries or material employee communications, (iii) the most recent annual report on Form 5500 to the extent required under applicable Law, (iv) the most recent actuarial valuation, (v) material contracts including trust agreements, insurance contracts, and administrative services agreements, (vi) the most recent determination or opinion letters for any plan intended to be qualified under section 401(a) of the Code, and (vii) any correspondence with the Department of Labor, Internal Revenue Service, or any other governmental entity regarding a Company Benefit Plan.

          (b)   (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Company Benefit Plan provides health, medical, disability or life insurance benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated to comply with Section 4980B of the Code or any similar Law; (iv) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Company Benefit Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been made within the time periods prescribed by the terms of such plan and applicable Law; (vii) neither the Company nor any of the Company Subsidiaries has engaged in a transaction in connection with which the Company or the Company Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

          (c)   (i) Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, or has pending or has time remaining in which to file an application for such determination from the IRS, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

          (d)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected be result in a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates.

          (f)    Except as would not, individually or in the aggregate, reasonably be expected be result in a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

        Section 3.10    Absence of Certain Changes or Events.

          (a)   From December 31, 2014 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   From December 31, 2014 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of Section 5.1(b) (other than clauses (iii), (vii), (xv) and (xvi) (solely to the extent relating to clauses (iii), (vii) or (xv) thereof)) had such action been taken after the execution of this Agreement without the prior consent of Parent.

        Section 3.11    Investigations; Litigation.     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights, assets or Company Collaboration Partners (with respect to the applicable Company Products), (b) there is no action, suit, inquiry, investigation, proceeding, subpoena, civil investigative demand or other request for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights, assets or Company Collaboration Partners (with respect to the applicable Company Products) and (c) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against the Company or any of the Company Subsidiaries.

        Section 3.12    Information Supplied.     The information relating to the Company and the Company Subsidiaries to be contained in, or otherwise supplied by or on behalf of the Company for inclusion in, the Proxy Statement will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the stockholders of the Company or at the time of the Stockholders' Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Laws. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Sub or any of their respective Representatives expressly for use or incorporation by reference therein.

        Section 3.13    Regulatory Matters.

          (a)   All activities of the Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Collaboration Partners (with respect to the applicable Company Products) are in compliance with the FDCA, the PHSA, all FDA regulations promulgated thereunder, and any comparable state or foreign Laws (collectively, the "FDA Laws"), except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of the Company Subsidiaries has received any written notice or, to the knowledge of the Company, any other written communication from the FDA or any other Governmental Entity alleging any material violation of any FDA Laws with respect to such activities.

          (b)   All Company Products are in compliance with all applicable requirements under the FDA Laws, including all requirements relating to research, development, manufacture, sale, labeling, storing, testing, distribution, record-keeping, reporting, import, export, advertising, and promotion, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of the Company Subsidiaries has received any written notice from the FDA or any other Governmental Entity alleging that the Company Products are in material violation of any FDA Laws.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval or clearance required for the Company Products either (i) have been conducted in accordance with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 ("GLP") or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company. None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any Company Collaboration Partner (with respect to the applicable Company Products) has received any written notice or, to the knowledge of the Company, any other written communication from a Governmental Entity requiring the termination or suspension or material modification of any preclinical study with respect to any Company Product.

          (d)   Accurate and complete copies of all material reports, to the knowledge of Company, with respect to material human clinical trials that relate to the Company Products have been provided or made available to Parent. The Company has heretofore provided or made available to Parent all material correspondence, to the knowledge of Company, between the Company or the Company Subsidiaries, on the one hand, and the FDA and other Governmental Entities, on the other hand, regarding such clinical trials.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all human clinical trials conducted by or on behalf of the Company, the Company Subsidiaries or, to the knowledge of the Company, the Company Collaboration Partners (with respect to the applicable Company Products) have been, and are being, conducted in compliance with the applicable requirements of the FDA Laws, including, without limitation, FDA's Good Clinical Practice (GCP) requirements, including all applicable requirements relating to clinical trials and/or the protection of human subjects contained in 21 CFR Parts 50, 54, 56, and 312. Since January 1, 2012, none of the Company, any of the Company Subsidiaries, or, to the knowledge of Company, any Company Collaboration Partner (with respect to the applicable Company Products) has received any notice from the FDA, any institutional review board, or any domestic or foreign Governmental Entity that the FDA, any institutional review board, or such domestic or foreign Governmental Entity, has initiated, or, to the knowledge of the Company, threatened to initiate, any clinical hold or other similar action to suspend any ongoing clinical trial sponsored by or on behalf of Company, or any action to suspend or terminate any active Investigational New Drug Application ("IND") sponsored by or on behalf of the Company.

          (f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any clinical trial conducted by or on behalf of the Company, the Company Subsidiaries or, to the knowledge of the Company, the Company Collaboration Partners (with respect to the applicable Company Products) with respect to the Company Products in connection with or as the basis for any submission to the FDA or other comparable Governmental Entity, filed under an IND, or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Entity, (i) all such clinical trials have been properly registered in compliance with all applicable FDA Laws and (ii) the results of all such clinical trials have been disclosed in accordance with all applicable FDA Laws, in each case including section 402 of the PHSA.

          (g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all manufacturing operations conducted by the Company, the Company Subsidiaries or, to the knowledge of the Company, on behalf of the Company or the Company Subsidiaries, or by the Company Collaboration Partners (with respect to the applicable Company Products) have been and are being conducted in accordance with the FDA's current Good Manufacturing Practices (GMPs) for drug and biological products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210 and 211.

          (h)   Since January 1, 2012, no Company Product has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No action or proceeding by any Governmental Entity (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Company Product is pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, nor, since January 1, 2012, has any such action or proceeding been initiated.

          (i)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Collaboration Partners (with respect to the applicable Company Products), and directors, officers, employees and agents of the Company are now, and since January 1, 2012 have been, in compliance with all applicable FDA Laws. Since January 1, 2012, to the knowledge of the Company, the Company has not received any written notification or correspondence or any other written communication from any Governmental Entity alleging non-compliance by, or liability of, the Company or any of its directors, officers, employees and agents under any FDA Laws.

          (j)    None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any Company Collaboration Partner (with respect to the applicable Company Products) is, or has been since January 1, 2012, a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Entity.

          (k)   None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any Company Collaboration Partner (with respect to the applicable Company Products), or any officer, director, managing employee or agents of the Company or any of the Company Subsidiaries (as those terms are defined in 42 C.F.R. § 1001.1001): (i) has (A) been placed under or otherwise made subject to or (B) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, "Federal Health Care

  Programs"); (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or otherwise under 21 U.S.C. Section 335a or any similar Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or (vi) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

          (l)    None of the Company, any of its affiliates or, to the knowledge of the Company, any Company Collaboration Partners (with respect to the applicable Company Products) is a "covered entity" or is engaging in activities that make it a "business associate" as those terms are defined in the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder and codified at 45 C.F.R. Parts 160 and 164 (collectively, "HIPAA"). To the knowledge of the Company, neither the Company nor any Company Subsidiary is under investigation by any Governmental Entity for a violation of HIPAA. The Company and each of the Company Subsidiaries has collected, maintained, used, disclosed, transferred, protected, stored, deleted, and otherwise processed all Personal Data in compliance in all material respects with applicable Law and, to the knowledge of the Company, the Company is not under investigation by any Governmental Entity for a violation of such Laws.

        Section 3.14    Tax Matters.

          (a)   All material Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are accurate and complete in all material respects.

          (b)   The Company and the Company Subsidiaries have paid all material Taxes due and owing by any of them, including any material Taxes required to be withheld from amounts owing to any Person, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries.

          (c)   There is no notice, claim, audit, action, suit, proceeding or investigation now pending or, to the Company's knowledge, threatened in writing against or with respect to the Company or the Company Subsidiaries in respect of any material Tax or material Tax asset.

          (d)   Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e)   Neither the Company nor any of the Company Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

          (f)    None of the Company or any of the Company Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any material liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as transferee or successor.

          (g)   There are no Liens for material Taxes upon any property or assets of the Company or any of the Company Subsidiaries, except for the Company Permitted Liens.

          (h)   Neither the Company nor any of the Company Subsidiaries has entered into any "listed transaction" within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (i)    Neither the Company nor any of the Company Subsidiaries has received any written claim in the past three years from a Governmental Entity in a jurisdiction in which the Company or the Company Subsidiaries do not file Tax Returns to the effect that the Company or any of the Company Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

        Section 3.15    Labor Matters.

          (a)   As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected be result in a Company Material Adverse Effect, the businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information.

          (c)   The Company and each Company Subsidiary (i) is and has been in compliance in all material respects with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health and workers' compensation and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of the Company, threatened against it before any Governmental Entity.

          (d)   Section 3.15(d) of the Company Disclosure Letter separately sets forth all of the Company's and Company Subsidiaries' employees and independent contractors, consultants, freelancers or other service providers who report to the Company's offices on a full-time basis ("Service Providers") as of June 5, 2015, including for each such Service Provider, as applicable: employee identification number, job title, Fair Labor Standards Act designation for employees located in the United States, work location, current base salary or base wage rate, current target bonus or commission opportunity.

        Section 3.16    Intellectual Property.

          (a)   Section 3.16(a) of the Company Disclosure Letter sets forth an accurate and complete list of all material registrations and applications for registration included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights specifying as to each such item, as applicable (i) the owner (or the co-owners) thereof, (ii) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item, (iv) the date of application and issuance or registration of such item and (v) in the case of each of such item that is a Licensed Intellectual Property Right, the applicable Contract pursuant to which the Company or any of the Company Subsidiaries receives its rights to such Licensed Intellectual Property Right.

          (b)   The Company and the Company Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien. The Company and the Company Subsidiaries hold all right, title and interest in and to all Licensed Intellectual Property Rights free and clear of any Lien other than restrictions in the licenses granted pursuant to the Contracts set forth on Section 3.20(a)(vii)(A) of the Company Disclosure Letter. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as proposed by the Company or any of the Company Subsidiaries to be conducted in the Company SEC Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the Transactions will not (i) materially alter, encumber, impair or extinguish any Owned Intellectual Property Right or Licensed Intellectual Property Right, (ii) materially impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property Right or Licensed Intellectual Property Right or (iii) through the operation of any agreements to which the Company or any of the Company Subsidiaries is a party or otherwise bound, materially encumber any of the Intellectual Property Rights owned by or licensed to Parent. To the Company's knowledge, each of the Patents included in the Owned Intellectual Property Rights or Licensed Intellectual Property Rights properly identifies by name each and every inventor of the claims thereof as determined in accordance with the applicable Laws of the jurisdiction in which such Patent is issued or the relevant patent application is pending.

          (c)   To the Company's knowledge, (x) none of the Company or any of the Company Subsidiaries has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect and (y) the conduct of the business of the Company and the Company Subsidiaries as it is currently being conducted and as it currently is contemplated to be conducted, including the research, development, manufacture, marketing, use, importation, offer for sale and sale of the Company Products, would not infringe, contribute to the infringement of, misappropriate or otherwise violate any Intellectual Property Right of any Person in any material respect. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, any right of the Company or any of the Company Subsidiaries in any of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights, (ii) alleging that any of the issued Patents, registered Trademarks or registered Copyrights included in the Owned Intellectual Property Rights or, to the Company's knowledge, Licensed Intellectual Property Rights is invalid, unenforceable, or unpatentable, (iii) alleging that the use of any of the Owned Intellectual Property Rights or, to the Company's knowledge, Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of the Company Subsidiaries do or may conflict with, misappropriate, infringe, contribute to the infringement of, or otherwise violate any Intellectual Property Right of any Person or (iv) alleging that the Company or any of the Company Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Neither the Company nor any of the Company Subsidiaries has received from any Person any offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

          (d)   None of the issued Patents, registered Trademarks or registered Copyrights included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights has been adjudged invalid, unenforceable, or unpatentable in whole or part, and none of the pending Patent applications included in the Owned Intellectual Property Rights or, to the Company's knowledge, the Licensed Intellectual Property Rights, have been the subject of a final and unappealable finding of unpatentability. All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights or Licensed Intellectual Property Rights are, to the knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.

          (e)   To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right in any material respect.

          (f)    The Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to (i) record, protect and maintain their rights, title and interests in and to all material Intellectual Property Rights of the Company or any of the Company Subsidiaries, (ii) maintain the confidentiality of all Intellectual Property Rights of the Company or any of the Company Subsidiaries, the value of which to the Company or any of the Company Subsidiaries is contingent upon maintaining the confidentiality thereof.

          (g)   To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company or any of the Company Subsidiaries) for the Company or any of the Company Subsidiaries, the Company or one of the Company Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and the Company or one of the Company Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted in the Company SEC Documents, such Intellectual Property Right.

          (h)   The Company IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted in all material respects and to the knowledge of the Company, no Person has gained unauthorized access to the Company IT Assets. The Company and each of the Company Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices.

        Section 3.17    Real Property.

          (a)   Neither the Company nor any Company Subsidiary owns any real property.

          (b)   Each material lease, sublease and other agreement under which the Company or any of the Company Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (the "Company Leased Real Property"), is valid, binding and in full force and effect, subject to the Bankruptcy and Equity Exception. No uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. The Company and each of the Company Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, other than Company Permitted Liens.

        Section 3.18    Opinion of Financial Advisor.     The Company Board has received the opinion of Goldman, Sachs & Co., dated the Original Execution Date, and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Merger Consideration (as defined in the Original Merger Agreement) to be received by the stockholders (other than Parent and its affiliates) of the Company pursuant to the Original Merger Agreement. The Company Board also received a letter from Goldman, Sachs & Co., dated August 4, 2015, confirming, that, subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, had Goldman, Sachs & Co. issued its opinion dated the Original Execution Date on the basis of the transaction contemplated by this Amended and Restated Agreement, the conclusion set forth in its opinion (with references to "Consideration" therein deemed to be the "Merger Consideration" as defined herein) would not have changed (the "No Change Confirmation"). The Company has furnished an accurate and complete copy of such opinion to Parent solely for informational purposes, and shall, solely for informational purposes, promptly following the execution of this Amended and Restated Agreement by the Parties, furnish to Parent an accurate and complete copy of the No Change Confirmation. The Company and Parent have been authorized by Goldman, Sachs & Co. to permit the inclusion of such opinion and the No Change Confirmation in their entirety and references thereto in the Proxy Statement, subject to prior review and consent by Goldman, Sachs & Co.

        Section 3.19    Required Vote; State Takeover Statutes.

          (a)   Assuming the accuracy of Parent's representations and warranties in Section 4.14, the Company Stockholder Approval is the only vote of holders of securities of the Company required to adopt this Agreement and to consummate the Transactions.

          (b)   Assuming the accuracy of Parent's representations and warranties in the first sentence of Section 4.14, (i) the Company Board has taken all action necessary to render Section 203 of the DGCL, and any similar provisions in the Company Governing Documents or any other Takeover Statute, inapplicable to this Agreement, the Voting Agreement and the Transactions and (ii) no other Takeover Statute is applicable to this Agreement, the Voting Agreement or the Transactions.

The representations and warranties set forth in this Section 3.19 shall be made with respect to the Original Merger Agreement and the Original Voting Agreement, in each case, as of the Original Execution Date and with respect to this Amended and Restated Agreement and the Amended and Restated Voting Agreement, in each case, as of the Execution Date.

        Section 3.20    Material Contracts.

          (a)   Except for this Agreement, Section 3.20 of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a) being referred to herein as the "Material Contracts"):

              (i)  each Contract that (A) limits in any material respect the freedom of the Company or any of its affiliates to compete in any line of business, therapeutic area or geographic region, or with any Person or (B) containing "most favored nation" provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

             (ii)  any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract which is material to the Company and the Company Subsidiaries;

            (iii)  each Contract that (A) (1) involved the expenditure by the Company and/or any Company Subsidiary of more than (x) $500,000 for the one-year period ended March 31, 2015 or (y) $1,000,000 in the aggregate or (2) is reasonably expected to involve future expenditures by the Company and/or any Company Subsidiary of more than (x) $500,000 in the one-year period following the date hereof or (y) $1,000,000 in the aggregate, and (B) cannot be terminated by the Company or such Company Subsidiary on less than sixty (60) days' notice without material payment or penalty;

            (iv)  each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including "earn-out" or other contingent payment obligations) that (A) involved the receipt or making of payments of more than (1) $500,000 for the one-year period ended March 31, 2015 or (2) $1,000,000 in the aggregate or (B) would reasonably be expected to result in the receipt or making of future payments by the Company and/or any Company Subsidiary in excess of (1) $500,000 in the one-year period following the date hereof or (2) $1,000,000 in the aggregate;

             (v)  each Contract relating to outstanding Indebtedness of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $500,000, individually or in the aggregate;

            (vi)  any Contract with a Related Party, except any employment or similar agreements or confidentiality agreements, invention assignment agreements and non-competition agreements in favor of the Company or indemnification agreements with director and officers, Company Benefit Plans or Contracts in connection therewith;

           (vii)  any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms or licenses contained in service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contract, immaterial, non-exclusive and granted in the ordinary course of business) to which the Company or any Company Subsidiary is a party or otherwise bound and pursuant to which the Company or any Company Subsidiary (A) is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property Right of a third party or (B) has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property Right, and, in the case of both (A) and (B), which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

          (viii)  any stockholders, investors rights, registration rights or similar agreement or arrangement;

            (ix)  any Contract (A) with sole-source or single-source suppliers of material tangible products or services, and which Contract is material to the Company and the Company Subsidiaries, taken as a whole, or (B) pursuant to which the Company or any of the Company Subsidiaries has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party, and which Contract is reasonably expected to involve future expenditures by the Company or any of the Company Subsidiaries of more than $500,000 in the one-year period following the date hereof;

             (x)  any Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (A) "milestone" or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any Company Subsidiary, in each case that cannot be terminated by the Company or such Company Subsidiary without penalty without more than sixty (60) days' notice without material payment or penalty;

            (xi)  any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $100,000;

           (xii)  each Contract (A) relating to the employment of, or the performance of services by, any director, officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or employee which obligate or may in the future obligate the Company or the Company Subsidiary to make any severance, termination or similar payment to any current or former employee, or pursuant to which the Company or the Company Subsidiary may be obligated to make any bonus or similar payment to any current or former employee or director upon the consummation of the Transactions or (B) that provides for indemnification of any current or former officer, director or employee;

          (xiii)  any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) since January 1, 2014, will involve payments after the date hereof, or involved payments, in excess of $500,000 or (y) will impose monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on the Company or any Company Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

          (xiv)  each material lease, sublease and other agreement under which the Company or any of the Company Subsidiaries uses or occupies or has the right to use or occupy any the Company Leased Real Property;

           (xv)  any Contract relating to any loan or other extension of credit made by the Company or any of the Company Subsidiaries;

          (xvi)  any Contract with any Governmental Entity; and

         (xvii)  any Contract not otherwise described in any other subsection of this Section 3.20(a) that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

          (b)   The Company has provided to Parent prior to the date of this Agreement, an accurate and complete copy of each Material Contract as in effect on the date of this Agreement. Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and any Company Subsidiary party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any Company Subsidiary is in material default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company or any of Company Subsidiary party thereto. To the knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder of such other party. Neither the Company nor any Company Subsidiary has received any notice of termination or cancellation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract, which breach has not been cured.

        Section 3.21    Insurance.     The Company has delivered or otherwise made available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries. All such insurance policies are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business, all premiums thereon have been timely paid or, if not yet due, accrued. As of the date of this Agreement, there is no material claim pending under the Company's or any of the Company Subsidiaries' insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, as of the date of this Agreement, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

        Section 3.22    Finders and Brokers.     Except for Goldman, Sachs & Co., an accurate and complete copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries who might be entitled to any fee or commission from the Company or any of its affiliates in connection with the Transactions.

        Section 3.23    Anti-Corruption; Sanctions.

          (a)   Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any other Person acting on behalf of the Company or any Company Subsidiary, has, at any time during the past five (5) years, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable). Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, are, or at any time during the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA. The Company and each Company Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each Company Subsidiary as required by the FCPA in all material respects. The Company and each Company Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force. No officer, director, or employee of the Company or any Company Subsidiary is a Government Official.

          (b)   None of the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees (i) is a Sanctioned Person, (ii) has in the past five (5) years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any Company Subsidiary, except pursuant to a license from the United States, or (iii) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

        Section 3.24    Affiliate Transactions.     No (a) present or former officer or director the Company or any of the Company Subsidiaries, (b) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the outstanding shares of Company Common Stock or (c) affiliate or "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) (each of the foregoing, a "Related Party") is a party to any actual or proposed transaction, agreement, commitment, arrangement or understanding with the Company or any of the Company Subsidiaries or has engaged in any transaction with the Company or any of the Company Subsidiaries since January 1, 2012, excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director the Company or any of the Company Subsidiaries, Company Benefit Plan or Contract in connection therewith.

        Section 3.25    No Other Representations.     Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or any Parent Subsidiary or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Except as disclosed in the Parent SEC Documents and forms, documents and reports of Actavis Limited, in each case filed or furnished with the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from a reading of the Parent Disclosure Letter), Parent and Merger Sub jointly and severally represent and warrant to the Company as set forth below.

        Section 4.1    Qualification, Organization, etc.

          (a)   Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   The copies of the Parent Governing Documents most recently filed with the Parent SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement.

          (c)   All the issued and outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

        Section 4.2    Share Capital.

          (a)   The authorized share capital of Parent consists of 1,000,000,000 Parent Shares, 40,000 deferred ordinary shares, par value €1.00 per share ("Parent Deferred Shares") and 10,000,000 serial preferred shares, par value $0.0001 per share ("Parent Preferred Shares"). As of June 12, 2015 (the "Parent Capitalization Date"), (i)(A) 392,872,493 Parent Shares were issued and outstanding and (B) no Parent Shares were held in treasury, (ii) 37,673,135 Parent Shares were reserved for issuance pursuant to the Parent Equity Plans, (iii) 40,000 Parent Deferred Shares were issued and outstanding, and (iv) 5,060,000 Parent Preferred Shares were issued and outstanding. All the outstanding Parent Stock are, and all Parent Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b)   Except as set forth in Section 4.2(a) above, as of the date of this Agreement: (i) Parent does not have any shares of capital stock issued or outstanding other than the Parent Shares that were outstanding on the Parent Capitalization Date or have become outstanding after the Parent Capitalization Date but were reserved for issuance as set forth in Section 4.2(a) above as of the Parent Capitalization Date, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital stock to which Parent or any of Parent's Subsidiaries is a party obligating Parent or any of Parent's Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

        Section 4.3    Corporate Authority Relative to this Agreement; No Violation.

          (a)   Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of Parent (the "Parent Board") and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub. Prior to the execution of this Agreement, the Parent Board unanimously authorized and approved this Agreement and the Transactions on the terms and subject to the conditions set forth herein. A wholly owned subsidiary of Parent, as sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The representations and warranties set forth in this Section 4.3(a) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

          (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and any applicable state securities, takeover and "blue sky" Laws, (iii) the Exchange Act, (iv) the HSR Act, and (v) any applicable requirements of the NYSE, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not, (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of Parent's Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent's Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or any of the organizational documents of any Parent Subsidiary or Merger Sub or (iii) conflict with or violate any Laws applicable to Parent or any of Parent's Subsidiaries or any of their respective properties or assets, except as would not, in the case of clauses (i), (ii) (with respect to Parent Subsidiaries that are not Significant Subsidiaries or Merger Sub) and (iii), reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties set forth in this Section 4.3(c) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

        Section 4.4    Reports and Financial Statements.

          (a)   From January 1, 2012 through the date of this Agreement, each of Parent and Actavis, Inc. have filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, the "Parent SEC Documents") required to be filed or furnished prior to the date hereof by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements (including all related notes and schedules) of Parent or Actavis, Inc., as applicable, included in the Parent SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent or Actavis, Inc., as applicable, and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC)

  applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

          (c)   Neither Parent nor any of the Parent Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of the Parent Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), in each case where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent's financial statements or other Parent SEC Documents.

        Section 4.5    Internal Controls and Procedures.

          (a)   Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed an assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. Parent has disclosed to the Company (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting, in each case, that was disclosed to Parent's auditors or the audit committee of the Parent Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

          (b)   Parent has complied with and is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act.

        Section 4.6    No Undisclosed Liabilities.     Neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Parent and the consolidated Parent Subsidiaries (or in the notes thereto), except (a) as disclosed, reflected or reserved against in Parent's consolidated balance sheet (or the notes thereto) as of March 31, 2015 included in the Parent SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since March 31, 2015, (c) as expressly permitted or contemplated by this Agreement and (d) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.6, the term "liabilities" shall not include obligations of the Parent or any Parent Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Parent or any Parent Subsidiaries with any such Law, action, judgment or Contract if such default or failure would, with or without the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

        Section 4.7    Compliance with Laws; Permits.

          (a)   Parent and the Parent Subsidiaries are, and since January 1, 2012 have been, in compliance with all Laws applicable to Parent and the Parent Subsidiaries, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, neither Parent nor any of the Parent Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any material violation of, or material failure to comply with, any Law.

          (b)   Parent and the Parent Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Permits are in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof and (ii) Parent and each Parent Subsidiary is in compliance with the terms and requirements of all Parent Permits.

        Section 4.8    Absence of Certain Changes or Events.

          (a)   From December 31, 2014 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   From December 31, 2014 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would have constituted a breach of Section 5.2 (other than clauses (ii) and (iv) (solely to the extent relating to clause (ii) thereof)) had such action been taken after the execution of this Agreement without the prior consent of Company.

        Section 4.9    Investigations; Litigation.     Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries or any of their respective properties, rights or assets, and (b) there is no action, suit, inquiry, investigation, proceeding, subpoena, civil investigative demand or other request for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against Parent or any Parent Subsidiary or any of their respective properties, rights or assets and (c) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against Parent or any Parent Subsidiary.

        Section 4.10    Information Supplied.     The information relating to Parent and the Parent Subsidiaries to be contained in, or otherwise supplied by or on behalf of Parent for inclusion in, the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders' Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by

Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of Parent.

        Section 4.11    No Required Vote.     No vote of the holders of securities of Parent is required for Parent to consummate the Transactions.

        Section 4.12    Finders and Brokers.     There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of the Parent Subsidiaries who might be entitled to any fee or commission from Parent or any of its affiliates in connection with the Transactions.

        Section 4.13    Financing.     Parent will have at Closing, directly or through one or more affiliates, all funds necessary to consummate the Transactions, including the making of all required payments in connection with the Transactions, including payment of the Merger Consideration and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions on the Closing Date.

        Section 4.14    Stock Ownership.     Neither Parent, Merger Sub or any of their respective "affiliates" or "associates" (as defined in Section 203 of the DGCL) is, nor at any time during the past three (3) years has been, an "interested stockholder" of the Company as defined either in the Company Certificate or in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any Parent Subsidiaries has owned, beneficially or otherwise, in excess of 1% of the shares of Company Common Stock.

        Section 4.15    Management Agreements.     As of the date hereof, to the knowledge of Parent, other than this Agreement and the Voting Agreement, there are no Contracts, undertakings, commitments, or obligations or understandings between Parent or Merger Sub or any of their respective affiliates, on the one hand, and any member of the Company's management or the Company Board or any of the affiliates of the Company, on the other hand, relating to the Transactions or the operations of the Company after the Effective Time.

        Section 4.16    Regulatory Matters.

          (a)   All activities of Parent and the Parent Subsidiaries are in compliance with the FDA Laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, neither Parent nor any of the Parent Subsidiaries has received any written notice or, to the knowledge of Parent, any other written communication from the FDA or any other Governmental Entity alleging any violation of any FDA Laws with respect to such activities, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have not engaged in activities which are, as applicable, cause for false claims liability, civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other government healthcare program. None of the Parent or any Parent Subsidiary are a party to any material corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

        Section 4.17    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

              (i)  All Tax Returns that are required to be filed by or with respect to Parent or any of the Parent Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are accurate and complete.

             (ii)  Parent and the Parent Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any Person, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and the Parent Subsidiaries.

            (iii)  There is no notice, claim, audit, action, suit, proceeding or investigation now pending or, to Parent's knowledge, threatened in writing against or with respect to Parent or the Parent Subsidiaries in respect of any Tax or Tax asset.

            (iv)  Neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             (v)  Neither Parent nor any of the Parent Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

            (vi)  None of the Parent or any of the Parent Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Parent or any of the Parent Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as transferee or successor.

           (vii)  There are no Liens for Taxes upon any property or assets of Parent or any of the Parent Subsidiaries, except for Parent Permitted Liens.

          (viii)  Neither Parent nor any of the Parent Subsidiaries has entered into any "listed transaction" within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

            (ix)  Neither Parent nor any of the Parent Subsidiaries has received any written claim in the past three years from a Governmental Entity in a jurisdiction in which Parent or the Parent Subsidiaries do not file Tax Returns to the effect that Parent or any of the Parent Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

          (b)   Parent is, and at all time since its formation has been, treated as a foreign corporation for U.S. federal income tax purposes.

        Section 4.18    Intellectual Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Parent, threatened claims against Parent or its Subsidiaries by any Person alleging infringement by Parent or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent IT Assets operate and perform in a manner that permits the Parent and the Parent Subsidiaries to conduct their respective business as currently conducted in all material respects, and (ii) to the knowledge of the Parent, no Person has gained unauthorized access to the Parent IT Assets.

        Section 4.19    Anti-Corruption; Sanctions.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees, nor, to the knowledge of Parent, any other Person acting on behalf of Parent or any Parent Subsidiary, has, at any time during the past five (5) years, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable), (ii) neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees, are, or at any time during the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA, (iii) Parent and each Parent Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and each Parent Subsidiary as required by the FCPA, (iv) Parent and each Parent Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force and (v) no officer, director, or employee of Parent or any Parent Subsidiary is a Government Official.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees (i) is a Sanctioned Person, (ii) has in the past five (5) years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Parent or any Parent Subsidiary, except pursuant to a license from the United States, or (iii) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Parent, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

        Section 4.20    No Merger Sub Activity.     Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

        Section 4.21    No Other Representations.     Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent's Representatives in certain "data rooms" or management presentations in expectation of the Transactions.

ARTICLE V.

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE MERGER

        Section 5.1    Conduct of Business by the Company.     The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, except (1) as set forth in Section 5.1 of the Company Disclosure Letter, (2) as specifically permitted or required by this Agreement, (3) as required by Law or (4) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (a) the Company shall and shall cause each Company Subsidiary to conduct its business in all material respects in the ordinary course of business, including by using reasonable best efforts to preserve intact its and their present business organizations, insurance coverage, relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations, and retain the services of its present officers and directors and key employees and (b) without limiting the generality of the foregoing, the Company shall not, and shall not permit any Company Subsidiary to:

            (i)  authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, distributions under the Company ESPP and distributions resulting from the vesting or exercise of Company Stock Options or the vesting and settlement of Company RSU Award;

           (ii)  split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (iii)  in each case except as required by the provisions of the Company Benefit Plans as in effect on the date hereof or the provisions of this Agreement: (A) establish, adopt, amend or terminate any Company Benefit Plan (other than offer letters that contemplate "at will" employment with severance, change in control or retention benefits consistent with current arrangements with similarly situated employees) or amend the terms of any outstanding equity-based awards, (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company or any of the Company Subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any director, officer, employee or other service provider of the Company or any of the Company Subsidiaries, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan (including any equity-based awards), (E) forgive any loans to directors, officers or employees of the Company or any of the Company Subsidiaries, or (F) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor, or consultant who has target annual compensation (i.e., base salary and target annual bonus opportunity) greater than $200,000; provided, that nothing contained herein shall prohibit the Company from (x) increasing or otherwise modifying or supplementing salaries, wages, benefits or other compensation in the ordinary course of business; (y) granting any rights to equity or equity-related compensation to those individuals or with respect to those positions, and up to the amounts, set forth in Section 5.1(a)(iii) of the Company Disclosure Letter or (z) hiring an employee or entering into a contract for services to be provided by a consultant to replace an employee or consultant of the Company or any of the Company Subsidiaries whose employment or consulting relationship is terminated for any reason on or after the date hereof, so long as the terms of the salary, target annual bonus opportunity and other benefits offered to such replacement employee or consultant are substantially similar, or not materially different than, those of the employee or consultant of the Company or the Company Subsidiary whose employment or consulting relationship has been terminated;

          (iv)  make any change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

           (v)  acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination or by any other manner, any corporation, partnership, other business organization or any business, division or equity interest thereof;

          (vi)  amend or propose to amend the Company Governing Documents or any of the equivalent organizational documents of any Company Subsidiary;

         (vii)  issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise required by the express terms of any Company Equity Award outstanding on the date hereof), other than issuances of shares of Company Common Stock in respect of the Company ESPP or any exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding on the date hereof and in accordance with their respective present terms;

        (viii)  directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of shares of Company Common Stock tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;

          (ix)  redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments;

           (x)  make any loans to any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company's wholly owned Company Subsidiaries;

          (xi)  (A) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its material properties or assets (including shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries), except for sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business or (B) waive or assign any claims or rights of material value;

         (xii)  (A) compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) are for an amount not to exceed $500,000, individually or in the aggregate, (2) do not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company and the Company Subsidiaries and (3) do not provide for the license of any material Intellectual Property Right or (B) commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;

        (xiii)  make, revoke or change any material Tax election, change any Tax accounting period or method for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

        (xiv)  except for $100,000 in capital expenditures incurred in the ordinary course of business, make any new capital expenditure or expenditures, or commit to do so;

         (xv)  except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or (B) materially modify, materially amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder; or

        (xvi)  agree, in writing or otherwise, to take any of the foregoing actions.

        Section 5.2    Conduct of Business by Parent.     Parent agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, except (1) as set forth in Section 5.2 of the Parent Disclosure Letter, (2) as specifically permitted or required by this Agreement, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of the Parent Subsidiaries or (4) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not:

            (i)  amend (or agree, in writing or otherwise, to amend) the Parent Governing Documents in any manner that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions;

           (ii)  authorize or announce an intention to authorize, or enter into agreements providing for, any acquisition of any product or any equity interest in or portion of the assets of any Person or any business or division thereof, in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or license or otherwise that, in any case, would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions or the satisfaction of the conditions set forth in Sections 7.1(d);

          (iii)  [Reserved]

          (iv)  prior to the consummation of the Transactions, renew any of the agreements set forth on Section 5.2(iv) of the Parent Disclosure Letter to provide for extension of its term beyond the currently scheduled expiration thereof; or

           (v)  agree, in writing or otherwise, to take any of the foregoing actions.

        Section 5.3    Solicitation by the Company.

          (a)    No Solicitation or Negotiation.     From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, and except as otherwise specifically provided for in this Section 5.3, the Company shall not, shall cause each of the Company Subsidiaries and its and their respective officers, directors and employees not to, and shall use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly:

              (i)  solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiry regarding, or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

             (ii)  engage or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or knowingly cooperate in any way with any Person (whether or not such Person is making a Competing Proposal) with respect to any Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal; or

            (iii)  take any action to exempt any Person (other than Parent and the Parent Subsidiaries) from the restrictions on "business combinations" or any similar provision contained in any applicable Takeover Statute or the Company Governing Documents.

  The Company shall, shall cause each of the Company Subsidiaries and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their respective other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement in connection with any such Competing Proposal or potential Competing Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives in accordance with the terms of such confidentiality or non-disclosure agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and its and their respective Representatives may in response to a bona fide, written Competing Proposal (A) seek to clarify and understand the terms and conditions of any such Competing Proposal (or amended proposal) solely to determine whether such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) inform a Person that has made any such Competing Proposal of the provisions of this Section 5.3, in each case, so long as the Company, the Company Subsidiaries and such Representatives otherwise comply with this Section 5.3 in connection therewith.

          (b)    Fiduciary Exception to No Solicitation or Negotiation Provision.     Notwithstanding the limitations set forth in Section 5.3(a) and subject to Section 5.3(c), if after the date hereof the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, written Competing Proposal from any Person that did not result from a material breach of this Section 5.3, and the Company Board determines in good faith (after consultation with the Company's outside legal counsel and a financial advisor of nationally recognized reputation) that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may (i) furnish information with respect to the Company and the Company Subsidiaries to the Person that has made such Competing Proposal, if, prior to so furnishing such information, the Company receives from such Person an Acceptable Confidentiality Agreement; provided, in the case of this clause (i), that such information has previously been, or is substantially concurrently, made available to Parent, and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Competing Proposal regarding such Competing Proposal; provided, in the case of clauses (i) and (ii), that at or prior to the first time that the Company furnishes any nonpublic information to or participates in any discussions or negotiations with any Person, the Company shall provide written notice to Parent of the identity of such Person and of the Company's intention to furnish information to or participate in discussions or negotiations with such Person. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into pursuant to this Section 5.3(b) for informational purposes only within forty-eight (48) hours of execution thereof.

          (c)    Notice.     The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent orally and in writing of the receipt by the Company or any of its Representatives of any inquiry regarding, or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Proposal (including any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made, or to the knowledge of the Company may be considering making, a Competing Proposal). Any such notice to Parent shall include copies of any written materials submitted in connection with such Competing Proposal (or inquiry, proposal, offer or request) and indicate the identity of the Person making such Competing Proposal (or inquiry, proposal, offer or request) and the material terms and conditions thereof. Thereafter the Company shall promptly (and, in any event, within twenty-four (24) hours) keep Parent reasonably informed on a current basis regarding any material change to the terms of any such Competing Proposal (or inquiry, proposal, offer or request) and the nature of any information requested of the Company or any Company Subsidiary or any of their respective Representatives with respect thereto. The Company agrees that it and the Company Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

          (d)    No Change of Recommendation.     Except as expressly permitted by Section 5.3(e) , the Company Board shall not (i) (A) withdraw, withhold, qualify or modify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, any Competing Proposal, (D) after receipt or public announcement of a Competing Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within five (5) business days after a request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Stockholders' Meeting), or (E) following the commencement of a tender offer or exchange offer relating to the Company Common Stock by a Person unaffiliated with Parent, fail to affirm the Company Board Recommendation and recommend that the Company's stockholders reject such tender offer or exchange offer within five (5) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Stockholders' Meeting) (any action in this clause (i) being referred to as a "Change of Recommendation") or (ii) cause or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, term sheet, agreement or commitment (other than an Acceptable Confidentiality Agreement referred to in Section 5.3(b)) constituting or relating to, or that is intended to or could reasonably be expected to lead to, any Competing Proposal (a "Company Acquisition Agreement").

          (e)    Fiduciary Exception to No Change of Recommendation Provision.

              (i)  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation and/or, if applicable, terminate this Agreement pursuant to Section 8.1(d)(i) if after receiving a bona fide, written Competing Proposal that did not result from a material breach of Section 5.3, the Company Board has determined in good faith (after consultation with the Company's outside legal counsel and a financial advisor of nationally recognized reputation) that (A) such Competing Proposal constitutes a Superior Proposal and (B) in light of such Competing Proposal, the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law; provided, however, that, prior to making such Change of Recommendation or terminating this Agreement pursuant to Section 8.1(d)(i), (1) the Company has given Parent at least four (4) business days' prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal, and which notice, or the public disclosure thereof, shall not constitute a Change of Recommendation) and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreement with the Person making such Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any written revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with the Company's outside legal counsel and a financial advisor of nationally recognized reputation) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four (4) business day period notice period referred to in clause (1) above of this proviso shall instead be equal to three (3) business days) during which time the Company shall be required to comply with the requirements of this Section 5.3(e)(i) anew with respect to such additional notice pursuant to clauses (1) through (4) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.3.

             (ii)  Other than in connection with a Superior Proposal (which shall be subject to Section 5.3(e)(i) and shall not be subject to this Section 5.3(e)(ii)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Change of Recommendation in response to an Intervening Event if the Company Board has determined in good faith (after consultation with the Company's outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law; provided, however, that, prior to making such Change of Recommendation, (1) the Company has given

    Parent at least four (4) business days' prior written notice of its intention to take such action, which notice shall specify the reasons therefor (and which notice, or the public disclosure thereof, shall not constitute a Change of Recommendation), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board to make an Change of Recommendation pursuant to this Section 5.3(e)(ii), and (3) following the end of such notice period, the Company Board shall have considered in good faith any written revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with the Company's outside legal counsel and a financial advisor of nationally recognized reputation) that failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law.

          (f)    Limits on Release of Standstill and Confidentiality.     The Company and the Company Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill provision in any agreement to which the Company or any of the Company Subsidiaries is a party, other than to the extent the Company Board has determined in good faith (after consultation with the Company's outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law; provided that, in the case of any such action with respect to any standstill provision or similar obligation, the Company shall, concurrently and on substantially the same terms, offer to release, waive, amend, modify or grant permission under any corresponding standstill provision or similar obligation in any agreement to which Parent or any of its Subsidiaries is a party, including the Confidentiality Agreement.

          (g)    Certain Permitted Disclosure.     Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to the Company's stockholders if the Company Board has determined in good faith, after consultation with its outside legal advisors, that the failure to do so would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Laws with respect to the fact that a Competing Proposal has been made, the identity of the party making such Competing Proposal or the material terms of such Competing Proposal (and, subject to the following proviso, no such disclosure shall, taken by itself, be deemed to be a Change of Recommendation), or (iii) from making any "stop, look and listen" communication or any other similar disclosure to the Company's stockholders pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that the foregoing shall in no way eliminate or modify the effect that any such position or disclosure would otherwise have under this Agreement and any such position or disclosure that relates to a Competing Proposal (other than any "stop, look and listen" communication) shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Board Recommendation.

          (h)    Stockholders' Meeting.     Notwithstanding anything in this Agreement to the contrary, no Change of Recommendation shall relieve the Company from its obligations to submit the adoption of this Agreement to a vote of its stockholders at the Stockholders' Meeting.

          (i)    Compliance by Representatives.     It is agreed that any violation of the restrictions on the Company and the Company Subsidiaries set forth in this Section 5.3 by any Representative of the Company or any Company Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

          (j)    Certain Definitions.

              (i)  For purposes of this Agreement:

            "Acceptable Confidentiality Agreement" shall mean a customary confidentiality agreement (which need not prohibit the making of a Competing Proposal) with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto; provided, further that an Acceptable Confidentiality Agreement need not include a standstill or other similar obligation so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to remove any standstill or similar obligation in the Confidentiality Agreement.

            "Competing Proposal" means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of the Parent Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, which is structured to permit (A) such Person or group to acquire beneficial ownership of at least fifteen percent (15%) of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (B) a merger, consolidation, recapitalization or other transaction that results in the stockholders of the Company immediately preceding such transaction holding less than eighty percent (85%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Merger.

            "Superior Proposal" means a bona fide written Competing Proposal (with references to 15% and 85% being deemed to be replaced with references to 50%), which the Company Board determines in good faith after consultation with the Company's outside legal and financial advisors to be more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and taking into account (1) all financial, legal, regulatory and other aspects of such proposal or offer (including any termination fees, any expense reimbursement provisions, the conditions to the consummation of such Competing Proposal and whether such Competing Proposal is fully financed) and (2) the identity of the Person making such Competing Proposal.

             (ii)  For purposes of this Section 5.3:

            References to the "Company Board" shall mean the Company Board or, to the extent applicable, a duly authorized committee thereof.

            References to a "Person" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries.

        Section 5.4    SEC Filings; Stockholders' Meeting.

          (a)   As promptly as reasonably practicable following the Execution Date, the Company shall prepare and file with the SEC a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended and supplemented from time to time, the "Proxy Statement"). The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act. Parent shall furnish all information concerning itself, its affiliates and the holders of its shares to the Company and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders received from the SEC and advise Parent of any oral comments with respect to the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the Company stockholders or responding to any comments of the SEC with respect thereto, the Company shall cooperate and provide Parent a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by Parent or any of its Representatives with respect thereto. No amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned.

          (b)   If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, respectively, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any information concerning or related to the Company, its affiliates or the Stockholders' Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its affiliates will be deemed to have been provided by Parent.

          (c)   As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders' Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Stockholders' Meeting and to hold the Stockholders' Meeting as soon as practicable after the SEC confirms that it has no further comments on the Proxy

  Statement or that the Company may commence mailing the Proxy Statement (or such later date as the Parties shall agree). Except in each case to the extent that the Company Board shall have made a Change of Recommendation as permitted by Section 5.3 and subject to Section 5.3(h), the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Stockholders' Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Stockholders' Meeting; provided that the Stockholders' Meeting is not postponed or adjourned to a date that is in the aggregate more than thirty (30) days after the date for which the Stockholders' Meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent required under applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Stockholders' Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information, provided that in no event shall the number of days by such the Stockholders' Meeting is adjourned or postponed exceed thirty (30) days in the aggregate, less the number of days by which the Stockholders' Meeting has been adjourned or postponed in order to obtain the Company Stockholder Approval). Once the Company has established a record date for the Stockholders' Meeting, the Company shall not change such record date or establish a different record date for the Stockholders' Meeting without the prior written consent of Parent, unless, following consultation with Parent, required to do so by applicable Law or the Company Governing Documents. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company's stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders' Meeting.

        Section 5.5    Tax Matters.    Except as set forth in Section 5.5(a) of the Company Disclosure Letter, prior to (a) consummating any transaction that (i) is described in clause (i) or (x) of Section 5.1(b) and (ii) is not subject to Parent's consent right provided in Section 5.1(b) on the basis that such transaction involves solely the Company and one or more Company Subsidiaries or solely Company Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, the Company shall, in each case, consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent's consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of the Parent Subsidiaries (including, after the Effective Time, the Company or any of the Company Subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and the Company Subsidiaries or, after the Effective Time, to Parent and the Parent Subsidiaries.

 ARTICLE VI.

ADDITIONAL AGREEMENTS

        Section 6.1    Access; Confidentiality; Notice of Certain Events.

          (a)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall cause the Company Subsidiaries to, (i) provide to Parent and Parent's Representatives reasonable access at reasonable times upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law at the Effective Time); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law at the Effective Time); provided, however, that the Company shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of the Company or any of the Company Subsidiaries (provided that the Company and the Company Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

          (b)   Parent will hold, and will cause its Representatives to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.

          (c)   No inspection by Parent or any of its Representatives shall affect or be deemed to modify or waive any of the representations and warranties of Parent or Merger Sub set forth in this Agreement.

          (d)   Each of the Company and Parent shall promptly notify the other of:

              (i)  any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions;

             (ii)  any legal proceeding commenced or, to any Party's knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction;

            (iii)  the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; and

            (iv)  any event, condition, fact or circumstance that has a materially adverse impact on the likelihood that all of the conditions set forth in Article VII will be satisfied prior to the Outside Date;

  provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII, except for any such failure that constitutes a willful breach of this Agreement.

        Section 6.2    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to use its reasonable best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained by such Party from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) using its reasonable best efforts to take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the execution of the Original Merger Agreement, and in any event within fifteen (15) business days (unless Parent and the Company mutually agree otherwise), and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act, including responding to any Request for Additional Information and Documentary Material under the HSR Act as promptly as reasonably practicable and advisable, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Parties hereby acknowledge that Notification and Report Forms pursuant to the HSR Act were filed by each Party in accordance with the preceding sentence on July 6, 2015.

          (b)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under any Antitrust Law, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity with respect to any Antitrust Law, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under any Antitrust Law, in each case regarding any of the Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity with respect to the subject matter of this Section 6.2(b), or, in connection with any proceeding by a private party under any Antitrust Law, with any other Person (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b), give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b). Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that the Company is not constrained from complying with applicable Law); provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

          (c)   In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain any waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, Parent shall, and shall cause each of its Subsidiaries to, use their reasonable best efforts to negotiate, effect and agree to any sale, divestiture, license, termination, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any indication of any of their respective approved or in-development products or product lines that (x) is the reduction of sub-cutaneous fat or (y) is substantially the same as any indication of any approved or in-development product of the Company and its Subsidiaries (a "Parent Overlap Product"), or the portion of any of the businesses, divisions, assets, business arrangements, contracts or interests therein of the Parent and its Subsidiaries consisting of Parent Overlap Products (a "Parent Remedial Action"), in each case, solely to the extent reasonably necessary so as to permit and cause the condition set forth in Section 7.1(d) to be satisfied by the date that is three (3) business days before the Outside Date; provided, however, that notwithstanding anything in this Agreement to the contrary, any Parent Remedial Action shall only be required to become effective from and after the Closing. In furtherance of the immediately preceding sentence, Parent shall use its reasonable best efforts to ensure that (x) no requirement for non-action, a waiver, consent or approval of the FTC, the DOJ, any State Attorney General or other Governmental Entity, in each case, with respect to any Antitrust Law, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Law, and (z) no other matter relating to any Antitrust Law, would preclude satisfaction of the condition set forth in Section 7.1(d) by the date that is three (3) business days before the Outside Date. The Company shall agree if, but solely if, and in no event shall commit, agree or consent, unless, requested by Parent so as to permit and cause the condition set forth in Section 7.1(d) to be satisfied as promptly as practicable after the date of this Agreement (but in any event not later than three (3) business days before the Outside Date), to effect and agree to any sale, divestiture, license, termination, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any indication of any of the Company's and its Subsidiaries respective approved or in-development products or product lines that is substantially the same as any indication of any approved or in-development product of Parent and its Subsidiaries (a "Company Overlap Product"), or the portion of any of the businesses, divisions, assets, business arrangements, contracts or interests therein of the Company and its Subsidiaries consisting of Company Overlap Products (a "Company Remedial Action"); provided, however, that notwithstanding anything in this Agreement to the contrary, any such Company Remedial Action is expressly consented to in writing by Parent and is conditioned upon, and shall become effective only from and after, the Closing.

          (d)   Notwithstanding the provisions of Section 6.2(c) or any other provision of this Agreement, in no event shall Parent or any of the Parent Subsidiaries be required to (i) offer, accept or agree to any sale, divestiture, license, termination, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any indication of any product that (x) is not the reduction of sub-cutaneous fat and (y) is not otherwise substantially the same as any indication of any approved or in-development product of the Company and its Subsidiaries (a "Parent Non-Overlap Product") or the portion of any product lines that consist of Parent Non-Overlap Products, (ii) offer, accept or agree to any sale, divestiture, license, termination, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any business, products, product lines, assets, rights or operations of Parent and its Subsidiaries within the medical aesthetics business of Parent and its Subsidiaries that (A) would, individually or in the aggregate, be material to the medical aesthetics business of Parent and its Subsidiaries, taken as a whole, or (B) without limitation of clause (A), would include any indication of a product or product line of Parent or its Subsidiaries where such indication generated net revenues in excess of $100 million in fiscal year 2014, or (iii) offer, accept, agree or consent, to any sale, divestiture, license, termination, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, ATX-101 (KYBELLA™).

          (e)   Without limitation of the other provisions of this Section 6.2, each of Parent and the Company shall use its reasonable best efforts to obtain all consents, waivers, authorizations and approvals of all third parties, other than Governmental Entities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to such third parties required to be provided prior to the Effective Time; provided, however, that without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a Company Material Adverse Effect.

        Section 6.3    Publicity.     So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that, without limiting any of its obligations under Section 5.3, the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal or a Change of Recommendation and matters related thereto; provided, further, that each Party and their respective affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3.

        Section 6.4    Directors' and Officers' Insurance and Indemnification.     For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or of any Person serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that for six years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party. At or prior to the Effective Time, Parent shall purchase a single premium directors' and officers' liability insurance "tail policy" with a claims period of not less than six (6) years from the Effective Time for the benefit of the Company's current directors and officers that provides coverage for acts and omissions as directors, officers, employees and agents of the Company or any Company Subsidiary occurring prior to the Effective Time (the "D&O Insurance Policy") that is no less favorable than the Company's existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, that Parent shall not be required to pay an aggregate cost for the D&O Insurance Policy in excess of 250% of the last annual premium paid prior to the date of this Agreement; provided, further, that, if Parent is unable to obtain such D&O Insurance Policy as of the Effective Time, the Company may purchase such a D&O Insurance Policy with an aggregate cost not in excess of 250% of the last annual premium paid prior to the date of this Agreement; and provided, further, that if the D&O Insurance Policy is not obtained by either Parent or the Company at or prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect, for a period of six (6) years from the Effective Time, for the benefit of the Company's current directors and officers with respect to their acts and omissions as directors, officers, employees or agents of the Company or any Company Subsidiary occurring at or prior to the Effective Time, a directors' and officers' liability insurance policy that is no less favorable than the Company's existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance policy in excess of 250% of the last annual premium paid prior to the date of this Agreement, in which case the Surviving Corporation shall obtain the maximum amount of coverage reasonably available for 250% of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything in this Section 6.4 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

        Section 6.5    Takeover Statutes.     The Parties shall (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Agreement, the Amended and Restated Voting Agreement, the Merger or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Agreement, the Amended and Restated Voting Agreement, the Merger and the other Transactions.

        Section 6.6    Obligations of Merger Sub.     Parent shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 6.7    Employee Benefits Matters.

          (a)   Following the Closing, Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans. For a period of 12 months following the Effective Time, Parent shall provide (or cause the Surviving Corporation or another affiliate of Parent to provide) to each employee of the Company or the any Company Subsidiary who continues in employment with the Surviving Corporation or any other affiliate of Parent following the Effective Time (each, a "Continuing Employee") with (i) a base salary or hourly wage rate, as applicable, and cash bonus opportunity that are no less than the base salary or hourly wage rate, as applicable, and cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other employee benefits (including, without limitation, employee health and welfare and retirement benefits), other than equity incentive compensation and severance or post-termination benefits, which are no less favorable in the aggregate than at Parent's option either (A) those employee benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) those employee benefits that Parent or its affiliates provide to their similarly situated employees during such period. In addition, for a period of 18 months following the Effective Time, Parent shall provide (or cause the Surviving Corporation or another affiliate of Parent to provide) to each Continuing Employee severance and post-termination benefits at least as favorable as the severance and post-termination benefits provided under Company Benefit Plans (after giving effect to the transactions contemplated by this Agreement) in which such Continuing Employee participates and/or to which such Continuing Employee is a party as of immediately prior to the Effective Time. Effective as of the Effective

  Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company to the extent recognized by the Company) shall be taken into account for all purposes under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of equity incentive compensation and determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

          (b)   Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Merger shall not affect any Continuing Employee's accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

          (c)   If requested by Parent in writing delivered to the Company not less than ten (10) business days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of the Company Subsidiaries (collectively, the "Company 401(k) Plans"), effective as of the day prior to the Closing Date. Following the Effective Time, the assets thereof shall be distributed to the participants, and Parent or the Surviving Corporation shall, to the extent permitted by Parent's or the Surviving Corporation's applicable 401(k) plan (collectively, the "Parent 401(k) Plan"), permit the Continuing Employees who are then actively employed to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code and, for the avoidance of doubt, inclusive of loans), in the form of cash and, with respect to loans, notes, in an amount equal to the full account balance (inclusive of loans) distributed to such Continuing Employees from the Company 401(k) Plans to the Parent 401(k) Plan.

          (d)   As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolutions, to (i) terminate the Company ESPP as of immediately prior to the Closing, (ii) ensure that no offering period under the Company ESPP shall be commenced on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the offering period in existence under the Company ESPP on the date of this Agreement, cause a new exercise date to be set under the ESPP, which date shall be the business day immediately prior to the anticipated Closing, and (iv) prohibit participants in the Company ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the Company ESPP).

          (e)   Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Merger Sub, (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof) or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

          (f)    No later than thirty (30) days prior to the Effective Time, the Company shall deliver to Parent a list of each "disqualified individual" (as defined in Section 280G of the Code) of the Company and the Company Subsidiaries and (i) the Company's reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to such disqualified individual as a result of any of the Transactions (alone or in combination with any other event), (ii) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based.

          (g)   The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of the Company Subsidiaries if such communications relate to any of the Transactions, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

        Section 6.8    Rule 16b-3.     Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.9    Security Holder Litigation.     Each Party shall provide the other Party prompt oral notice (but in any event within twenty-four (24) hours) of any litigation brought or threatened by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions. Unless, in the case of such litigation with respect to the Company, the Company Board has made a Change of Recommendation, the Company shall give Parent the opportunity to participate (at Parent's expense) in the defense, prosecution or settlement of any such litigation, and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent's prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

        Section 6.10    Delisting.     Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and terminate its registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

        Section 6.11    Director Resignations.     The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

          (a)    Stockholder Approval.     The Company Stockholder Approval shall have been obtained;

          (b)    [Reserved]

          (c)    Adverse Laws or Orders.     (i) No statute, rule, regulation or other Law shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger and (ii) there shall not be in effect any judgment, order, injunction, decree or ruling (whether temporary, preliminary or permanent) of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger;

          (d)    Required Antitrust Clearances.     Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated, and any pre-closing approvals or clearances reasonably required thereunder shall have been obtained (it being acknowledged by the Parties that early termination of such applicable waiting period under the HSR Act was granted by the FTC on July 24, 2015 in satisfaction of the condition in this Section 7.1(d));

          (e)    [Reserved]

          (f)    No Governmental Litigation.     There shall not be pending any claim, action, suit or proceeding by any Governmental Entity that has not been resolved (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to (A) restrict, prohibit or limit the ownership or operation by Parent or any of the Parent Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or compel Parent or any of the Parent Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (B) impose limitations on the ability of Parent or any of the Parent Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of capital stock of the Surviving Corporation, including the right to vote any shares of capital stock of the Surviving Corporation acquired or owned by Parent or any of the Parent Subsidiaries on all matters properly presented to the stockholders of the Surviving Corporation or (C) require Parent or any of its affiliates to divest, dispose of or hold separate all or any portion of the business or assets of the Company or any of the Company Subsidiaries or of Parent or its affiliates.

        Section 7.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction (or waiver (in writing) by Parent) at the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Company set forth in Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), (ii) the representations and warranties of the Company set forth in Sections 3.2(a) and (b) (without giving effect to any qualification as to materiality contained therein) shall be true and correct in all material respects as of the date of this Agreement (and, to the extent expressly provided therein, as of the Execution Date) and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), and (iii) each of the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement (and, to the extent expressly provided therein, as of the Execution Date) and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

          (b)    Performance of Obligations of the Company.     The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; and

          (c)    No Company Material Adverse Effect.     Since the date of this Agreement, there has been no Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have, a Company Material Adverse Effect.

        Section 7.3    Conditions to Obligations of the Company.     The obligation of the Company to consummate the Merger is also subject to the satisfaction (or waiver (in writing) by the Company) at the Effective Time of each of the following additional conditions:

          (a)    Representations and Warranties.     Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement (and, to the extent expressly provided therein, as of the Execution Date) and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect;

          (b)    Performance of Obligations of Parent and Merger Sub.     Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect; and

          (c)    No Parent Material Adverse Effect.     Since the date of this Agreement, there has been no Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

ARTICLE VIII.

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise stated below), by action taken or authorized by the board of directors of the terminating Party or Parties, as follows:

          (a)   by the mutual written consent of Parent and the Company; or

          (b)   by either Parent or the Company:

              (i)  if the Effective Time shall not have occurred by midnight, Eastern Time, on March 17, 2016 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or results in, the Effective Time not occurring prior to the Outside Date;

             (ii)  if any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable judgment, order, injunction, decree or ruling, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

            (iii)  if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders' Meeting or at any adjournment or postponement thereof; or

          (c)   by Parent, if:

              (i)  a Change of Recommendation shall have occurred;

             (ii)  the Company shall have breached in any material respect its obligations under Section 5.3; or

            (iii)  there has been a breach by the Company of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach would result in the conditions in Section 7.2(a) or (b) not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by the Company from Parent or (B) three (3) business days before the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) if either Parent or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement; or

          (d)   by the Company, if:

              (i)  prior to receipt of the Company Stockholder Approval, if (A) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into a Superior Proposal Acquisition Agreement with respect to a Superior Proposal and (B) concurrently with the termination of this Agreement the Company, subject to complying in all material respects with the terms of Section 5.3, enters into such

    Superior Proposal Acquisition Agreement and pays the Termination Fee to Parent in accordance with Section 8.2(b)(ii); or

             (ii)  there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach would result in the conditions in Section 7.3(a) or (b) not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by Parent from the Company or (B) three (3) business days before the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 8.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that subject to Section 8.2(c), nothing herein shall relieve any Party from liability for any willful breach of this Agreement.

          (b)   Termination Fee.

              (i)  In the event that (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or Parent terminates this Agreement pursuant to Section 8.1(c)(iii) and (B) after the date of this Agreement and prior to such termination, a Competing Proposal shall have been publicly disclosed or otherwise publicly communicated to the Company Board or the Company's stockholders and not publicly and unconditionally withdrawn or abandoned, then if, within nine (9) months of such termination, the Company enters into a definitive agreement providing for, or recommends to its stockholders, a Competing Proposal or a Competing Proposal is consummated, then within one (1) business day after the occurrence of the applicable event described in this clause (2) the Company shall pay to Parent (or a Parent Subsidiary designated by Parent) a fee of $69,750,000 in cash (the "Termination Fee"). Solely for purposes of this Section 8.2(b)(i), the term "Competing Proposal" shall have the meaning assigned to such term in Section 5.3(j)(i), except that all references to "15%" therein shall be deemed to be "50%" and all references to "85%" therein shall be deemed to be "50%".

             (ii)  If the Company terminates this Agreement pursuant to Section 8.1(d)(i), concurrently with such termination, the Company shall pay to Parent (or a Parent Subsidiary designated by Parent) the Termination Fee.

            (iii)  If Parent terminates this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) (or this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or Parent pursuant to Section 8.1(c)(iii), in each case, following any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii)), within one (1) business day after such termination, the Company shall pay to Parent (or a Parent Subsidiary designated by Parent) the Termination Fee.

            (iv)  In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (and, if any amount becomes payable pursuant to any such clause, such amount shall not be or become due unless and until Parent has provided such wire transfer instructions for such designated account in writing).

             (v)  For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

          (c)   Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that neither the Termination Fee nor any amount payable under Section 8.2(b)(i) is a penalty, but rather is a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b) then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including reasonable disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay Parent interest on the amount payable pursuant to Section 8.2(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Notwithstanding anything to the contrary in this Agreement, upon payment of the Termination Fee pursuant to this Section 8.2, none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX.

MISCELLANEOUS

        Section 9.1    Amendment and Modification; Waiver.

          (a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

          (b)   At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or any Parent Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any Parent Entity or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of any Parent Entity or the Company, as applicable, contained herein. Any agreement on the part of a Parent Entity or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

        Section 9.2    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

        Section 9.3    Expenses.     Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

        Section 9.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

        if to Parent or Merger Sub, to:

    Allergan plc
    1 Grand Canal Square
    Docklands
    Dublin 2
    Ireland
    Attention: Chief Legal Officer and Secretary
    Facsimile: +1 (862) 261-8043

    with copies to (which shall not constitute notice):

    Allergan plc
    Morris Corporate Center III
    400 Interpace Parkway
    Parsippany, New Jersey 07054
    Attention: Chief Legal Officer and Secretary
    Facsimile: +1 (862) 261-8043

    and

    Covington & Burling LLP
    The New York Times Building
    620 Eighth Avenue
    New York, New York 10018
    Attention: Andrew W. Ment
    Facsimile: +1 (646) 441-9012

    and

    if to the Company, to:

    KYTHERA Biopharmaceuticals, Inc.
    30930 Russell Ranch Road
    3rd Floor
    Westlake Village, California 91362
    Attention: Keith R. Leonard, Jr., President and Chief Executive Officer
                        Keith L. Klein, J.D., General Counsel and Secretary
    Facsimile: +1 (818) 587-4591

    with a copy to (which shall not constitute notice):

    Latham & Watkins LLP
    140 Scott Drive
    Menlo Park, California 94025
    Attention: Alan C. Mendelson
                        Josh Dubofsky
    Facsimile: +1 (650) 463-2600

        Section 9.5    Certain Definitions.     As used herein, the following terms have the following meanings:

        "Antitrust Laws" mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

        "Bribery Legislation" means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company operates.

        "business days" has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in the City of New York are authorized or obligated by Law or executive order to close shall not be a "business day".

        "Code" means the Internal Revenue Code of 1986.

        "Company Bylaws" means the Amended and Restated Bylaws of the Company, as amended prior to the date of this Agreement.

        "Company Certificate" means the Seventh Amended and Restated Certificate of Incorporation of the Company, as amended prior to the date of this Agreement.

        "Company Collaboration Partners" means any of the Company's or the Company Subsidiaries' licensees or licensors or research, development, collaboration, supply, manufacturing or similar commercialization partners with respect to the Company Products.

        "Company Equity Plans" means the Company's 2004 Stock Plan, the Company's 2012 Equity Incentive Award Plan, as amended, and the Company's 2014 Employment Commencement Incentive Plan, as amended.

        "Company ESPP" means the Company's 2015 Employee Stock Purchase Plan.

        "Company Governing Documents" means the Company Bylaws and the Company Certificate.

        "Company IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or the Company Subsidiaries or licensed or leased by the Company or the Company Subsidiaries pursuant to written agreement (excluding any public networks).

        "Company Material Adverse Effect" means any Effect that, individually or in the aggregate, has a material adverse effect on (i) the assets, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which the Company operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions (it being understood that this clause (c) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable Law), (d) any change or prospective changes in GAAP or interpretation thereof (it being understood that this clause (d) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with GAAP), (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (f) the negotiation, pendency, announcement, execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement, including any Effect on retention or hiring of employees (other than Effects resulting from any failure to comply with Section 5.1 and it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution or delivery of this Agreement or the consummation of the Transactions), (g) changes in the Company Common Stock price, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) any action or inaction, including any decision, recommendation or statement, by any Governmental Entity, panel or advisory body or any professional medical organization with respect to KYTH-105 (setipiprant) or with respect to any product of any competitor of the Company, or any regulatory or clinical changes, events or developments with respect to KYTH-105 (setipiprant) or with respect to any product of any competitor of the Company, (k) any regulatory changes, events or developments outside of the United States with respect to ATX-101 (KYBELLA™) (it being understood that any Effect of such regulatory changes, events or developments in the United States may be taken into account), or any delay in obtaining, or failure to obtain a marketing authorization for ATX-101 (KYBELLA™) from any Governmental Entity located outside of the United States, or (l) any side effects, adverse events or safety observations that results from any off-label use of ATX-101 (KYBELLA™), except, in the case of clauses (a) - (e) or (i), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) or (ii) the ability of the Company to consummate the Transactions at or prior to the Outside Date.

        "Company Permitted Lien" means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (v) other than any Liens securing indebtedness for borrowed money or any financial guaranty thereof, which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.

        "Company Product" means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any Company Subsidiary and all products with respect to which the Company or any Company Subsidiary has royalty rights.

        "Company Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote upon the adoption of this Agreement at the Stockholders' Meeting.

        "Company Subsidiaries" means the Subsidiaries of the Company.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated May 14, 2015, between Parent and the Company, as may be amended.

        "Contract" means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

        "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

        "Environmental Law" means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

        "Environmental Permits" means any material permit, license, authorization or approval required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" means the United States Securities Exchange Act of 1934.

        "Expenses" means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

        "FCPA" means the Foreign Corrupt Practices Act of 1977.

        "FDA" means the United States Food and Drug Administration.

        "FDCA" means the Federal Food, Drug, and Cosmetic Act.

        "Government Official" means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any candidate for political office, or (c) any political party or party official.

        "Governmental Entity" means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, including any arbitral body, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

        "Hazardous Substances" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

        "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

        "Indebtedness" means with respect to any Person,

          (a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b)   all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guarantees, surety bonds and similar instruments;

          (c)   net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

          (d)   all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

          (e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

          (f)    all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

          (g)   synthetic lease obligations;

          (h)   obligations outstanding under securitization facilities; and

          (i)    any guarantee (other than customary non-recourse carve-out or "badboy" guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

        "Intellectual Property Rights" means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application ("Trademarks"), (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction ("Patents"), (iii) trade secrets, information, data, specifications, processes, methods, know-how, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions (whether patented or not), discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof ("Copyrights"), (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

        "Intervening Event" means a material event, occurrence, fact or change occurring or arising after the date hereof that was not known or reasonably foreseeable to the Company Board as of the date hereof, which event, occurrence, fact or change becomes known to the Company Board prior to the Effective Time, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (b) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Entity in connection with this Agreement and the consummation of the Transactions, (c) any Competing Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, or the consequences thereof or (d) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

        "knowledge" will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.5 of the Parent Disclosure Letter with respect to Parent or Merger Sub, or (b) the Persons listed in Section 9.5 of the Company Disclosure Letter with respect to the Company.

        "Law" means any law, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

        "Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries has obtained a covenant not to be sued.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "NASDAQ" means the NASDAQ Global Select Market.

        "NYSE" means the New York Stock Exchange.

        "Owned Intellectual Property Rights" means all Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

        "Parent Entities" means Parent and Merger Sub.

        "Parent Equity Plans" means Parent's 2013 Incentive Award Plan and the WC Equity Incentive Plan.

        "Parent Governing Documents" means (a) the Articles of Association of Parent, as amended prior to the date of this Agreement and (b) the Memorandum of Association of Parent, as amended prior to the date of this Agreement.

        "Parent IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by Parent or the Parent Subsidiaries or licensed or leased by Parent or the Parent Subsidiaries pursuant to written agreement (excluding any public networks).

        "Parent Material Adverse Effect" means any Effect that, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions at or prior to the Outside Date.

        "Parent Permitted Lien" means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.

        "Parent Stock" or "Parent Shares" means the ordinary shares of $0.0001 par value of Parent.

        "Parent Subsidiaries" means the Subsidiaries of Parent.

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Personal Data" means all data or information that is linked to any reasonably identifiable person and any other data or information that constitutes personal data or personal information under any applicable Law relating to privacy, data protection, or data security, which information includes any genetic data, financial, credit, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, or any device identifier.

        "PHSA" means the Public Health Service Act.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

        "Representatives" means, when used with respect to any Person, such Person's directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives.

        "Sanctioned Country" means any of Cuba, Iran, North Korea, Sudan, and Syria.

        "Sanctioned Person" means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty's Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

        "Sanctions Laws" means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933.

        "Significant Subsidiary" means any Subsidiary of Parent that is material or constitutes a "significant subsidiary" of Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        "Stock Award Exchange Ratio" means the quotient determined by dividing $75.00 by the VWAP of Parent Stock, and rounding the result to the nearest 1/10,000 of a Parent Share.

        "Stock Value" means $15.00.

        "Stockholders' Meeting" means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

        "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

        "Superior Proposal Acquisition Agreement" shall mean a written definitive acquisition agreement providing for a Superior Proposal to be entered into by and between the Company and the Person making a Superior Proposal.

        "Takeover Statutes" mean any "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar Law.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges, assessments and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto.

        "Tax Return" means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Transactions" means the transactions contemplated by this Agreement, including the Merger.

        "VWAP of Parent Stock" means the volume weighted average price of Parent Stock (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for a ten (10) trading day period, starting with the opening of trading on the twelfth (12th) trading day prior to the Closing Date and ending with the closing of trading on the third to last trading day prior to the Closing Date.

        "willful breach" means with respect to any representation, warranty, agreement or covenant, an action or omission that the breaching party knows and intends is or would constitute a material breach, or would reasonably be expected to result in a material breach, of such representation, warranty, agreement or covenant.

        Section 9.6    Terms Defined Elsewhere.     Each of the following terms is defined in the Section of this Agreement set forth opposite such term below:

Term	Section
"Acceptable Confidentiality Agreement"	Section 5.3(j)(i)
"Agreement"	Preamble
"Amended and Restated Agreement"	Preamble
"Amended and Restated Voting Agreement"	Recitals
"Amendment No. 1"	Preamble
"Bankruptcy and Equity Exception"	Section 3.3(a)
"Book-Entry Shares"	Section 2.2(a)
"Certificate of Merger"	Section 1.3
"Certificates"	Section 2.2(a)
"Change of Recommendation"	Section 5.3(d)
"Closing"	Section 1.2
"Closing Date"	Section 1.2
"Company"	Preamble
"Company 401(k) Plans"	Section 6.7(c)
"Company Acquisition Agreement"	Section 5.3(d)
"Company Benefit Plans"	Section 3.9(a)
"Company Board"	Section 3.3(a)
"Company Board Recommendation"	Section 3.3(a)
"Company Capitalization Date"	Section 3.2(a)
"Company Common Stock"	Recitals

Term	Section
"Company Disclosure Letter"	Article III
"Company Equity Awards"	Section 2.4(e)
"Company Leased Real Property"	Section 3.17(b)
"Company Overlap Product"	Section 6.2(c)
"Company Permits"	Section 3.7(b)
"Company Preferred Stock"	Section 3.2(a)
"Company Remedial Action"	Section 6.2(c)
"Company Restricted Share Awards"	Section 2.4(c)
"Company RSU Awards"	Section 2.4(b)
"Company SEC Documents"	Section 3.4(a)
"Company Stock Option"	Section 2.4(a)
"Competing Proposal"	Section 5.3(j)(i)
"Continuing Employee"	Section 6.7(a)
"D&O Insurance Policy"	Section 6.4
"DGCL"	Section 1.1
"Dissenting Share"	Section 2.3(a)
"DOJ"	Section 6.2(b)
"Effective Time"	Section 1.3
"Exchange Agent"	Section 2.2(a)
"Exchange Fund"	Section 2.2(a)
"Execution Date"	Preamble
"FDA Laws"	Section 3.13(a)
"Federal Health Care Programs"	Section 3.13(j)
"FTC"	Section 6.2(b)
"GAAP"	Section 3.4(b)
"GLP"	Section 3.13(c)
"HIPAA"	Section 3.13(i)
"IND"	Section 3.13(d)
"Indemnified Parties"	Section 6.4
"Material Contracts"	Section 3.20(a)
"Merger"	Recitals
"Merger Consideration"	Section 2.1(a)(i)
"Merger Sub"	Preamble
"Merger Sub Common Stock"	Section 2.1(a)(iii)
"Non-Employee Holder"	Section 2.4(d)
"Outside Date"	Section 8.1(b)(i)
"Original Execution Date"	Preamble
"Original Merger Agreement"	Preamble
"Original Voting Agreement"	Recitals
"Parent"	Preamble
"Parent 401(k) Plan"	Section 6.7(c)
"Parent Board"	Section 4.3(a)
"Parent Capitalization Date"	Section 4.2(a)
"Parent Deferred Shares"	Section 4.2(a)
"Parent Disclosure Letter"	Article IV
"Parent Non-Overlap Product"	Section 6.2(d)
"Parent Overlap Product"	Section 6.2(c)
"Parent Permits"	Section 4.7(b)
"Parent Preferred Shares"	Section 4.2(a)
"Parent Remedial Action"	Section 6.2(c)

Term	Section
"Parent Restricted Share Awards"	Section 2.4(c)
"Parent RSU Awards"	Section 2.4(b)
"Parent SEC Documents"	Section 4.4(a)
"Parent Stock Option"	Section 2.4(a)
"Party"	Preamble
"Proxy Statement"	Section 5.4(a)
"Related Party"	Section 3.24
"Sarbanes-Oxley Act"	Section 3.5(a)
"Section 262"	Section 2.3(a)
"Service Providers"	Section 3.15(d)
"Superior Proposal"	Section 5.3(j)(i)
"Supporting Stockholders"	Recitals
"Surviving Corporation"	Section 1.1
"Termination Fee"	Section 8.2(b)(i)
"Voting Agreement"	Recitals

        Section 9.7    Interpretation.     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words "hereof", "herein" and "hereunder" and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase "ordinary course of business" as used in this Agreement shall be deemed to mean "the ordinary course of business consistent with past practice". The term "dollars" and character "$" shall mean United States dollars. Unless expressly indicated otherwise in this Agreement, (a) all references in this Agreement to "the date hereof" or "the date of this Agreement" shall refer to the Original Execution Date, (b) except as otherwise specified in Article III or Article IV of this Agreement, the date on which the representations and warranties set forth in Article III and Article IV are made shall not change from the Original Merger Agreement as a result of the execution of this Agreement and shall be made in this Agreement as of such dates as they were made in the Original Merger Agreement, (c) each reference to "this Agreement" or "herein" in the representations and warranties set forth in Article III and Article IV shall refer to "the Original Merger Agreement" and (d) each reference to "the Voting Agreement" in the representations and warranties set forth in Article III and Article IV shall refer to "the Original Voting Agreement".

        Section 9.8    Counterparts.     This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.9    Entire Agreement; Third-Party Beneficiaries.

          (a)   This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), the Amended and Restated Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

          (b)   Except as (i) provided in Section 6.4 (but only following the Effective Time), (ii) for the rights of the stockholders of the Company to receive the Merger Consideration in accordance with Article II following the Effective Time, and (iii) for the right of the Company to pursue damages (including to the extent proven and awarded by the court, damages based on loss of the economic benefit of the Merger and the other transactions contemplated hereby to the Company's stockholders, it being acknowledged that the stockholders of the Company shall not have the right to assert any claim against Parent or otherwise enforce this Agreement) in the event of Parent's or Merger Sub's willful breach of this Agreement, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

        Section 9.10    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

        Section 9.11    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

          (b)   Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if

  (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

        Section 9.12    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

        Section 9.13    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 9.14    Enforcement; Remedies.

          (a)   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

          (c)   The Parties' rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[The remainder of this page is intentionally blank.]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

GIVEN under the common seal of ALLERGAN PUBLIC LIMITED COMPANY and DELIVERED as a DEED:
	By:	/s/ A. ROBERT D. BAILEY
		Name:	A. Robert D. Bailey
		Title:	Chief Legal Officer and Corporate Secretary

[Signature Page to Amended and Restated Merger Agreement]

KETO MERGER SUB, INC.
By:	/s/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	President

[Signature Page to Amended and Restated Merger Agreement]

KYTHERA BIOPHARMACEUTICALS, INC.
By:	/s/ KEITH R. LEONARD, JR.
	Name:	Keith R. Leonard, Jr.
	Title:	President & Chief Executive Officer

[Signature Page to Amended and Restated Merger Agreement]

 EXHIBIT A

FORM OF SURVIVING CORPORATION BYLAWS

 BYLAWS

OF

KYTHERA BIOPHARMACEUTICALS, INC.

a Delaware Corporation
(hereinafter referred to as the "Corporation")
ARTICLE I

OFFICES

        Section 1.    Registered Office.     The registered office and the registered agent of the Corporation are as set forth in the Certificate of Incorporation.

        Section 2.    Other Offices.     The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1.    Place of Meeting.     All meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors or stated in the notice of the meeting or duly executed waivers thereof. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held by means of remote communication as authorized by Section 211 of the Delaware General Corporation Law ("DGCL"), as amended.

        Section 2.    Annual Meetings.     If required by applicable law, an annual meeting of stockholders for the election of directors and the transaction of other business specified in the notice of meeting shall be held once each year on any day, and such day shall be designated by the Board of Directors and stated in the notice of the meeting. Written notice of the annual meeting stating the place, if any, date and hour of the meeting, and the means of remote communications, if any, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

        Section 3.    Special Meetings.     Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by a majority of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Upon receipt of such request, it shall be the duty of the Secretary to fix the date and time of the meeting, to be held not more than sixty (60) days following receipt of the request, and to give notice thereof. If the Secretary shall neglect or refuse to fix the date and time of the meeting, the person or persons calling the meeting may do so. Notice of a special meeting stating the place, if any, date and hour of the meeting, or the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

        Section 4.    Quorum; Adjourned Meetings.     The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If the adjournment is for less than thirty (30) days and if after the adjournment a new record date is not fixed for the adjourned meeting, a notice of the adjourned meeting shall not be given, except as required by resolution of the Board of Directors.

        Section 5.    Required Vote.     When a quorum is present or represented by proxy at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question other than the election of directors brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at any meeting at which stockholders may vote for the election of directors.

        Section 6.    Voting.     Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

        Section 7.    Organization.     Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in the absence of such Chairperson by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

        Section 8.    Action Without Meeting.     Any action required by law or these Bylaws to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

        An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a person or persons authorized to act for a stockholder, shall be deemed to be written, signed and dated for purposes of this Section 8, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder, or by a person or persons authorized to act for the stockholder, and (ii) the date on which such stockholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

        Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

        Section 9.    List of Stockholders Entitled to Vote.     The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

        Section 10.    Stock Ledger.     The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III

DIRECTORS

        Section 1.    General Authority.     The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders or other person or persons.

        Section 2.    Number and Election.     The number of directors which shall constitute the first Board of Directors shall be the number elected by the Incorporator. The number of directors which shall constitute all subsequent Boards of Directors shall be specified by resolution of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3 of this Article III and except that the first directors of the Corporation shall be elected by the Incorporator and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be stockholders.

        Section 3.    Vacancies and Newly Created Directorships.     Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

        Section 4.    Regular Meetings.     Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

        Section 5.    Special Meetings.     Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors.

        Section 6.    Notice of Meetings.     The Secretary or other person or persons calling a meeting shall give notice at least two (2) days before the meeting. Except as otherwise herein provided, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in this notice of such meeting. A written waiver of notice signed by the director entitled to notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a director at the meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

        Section 7.    Quorum; Required Vote; Adjourned Meetings.     At all meetings of the Board of Directors or any committee thereof, a majority of directors or committee members shall constitute a quorum for the transaction of business. The act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or committee, as the case may be, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors or committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. In the event that such Board of Directors or committee is composed of an even number of persons, a majority means one-half of the number of such persons plus one.

        Section 8.    Action Without Meetings; Telephone Meeting.     Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

        Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors or any committee designated by such Board of Directors, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

        Section 9.    Committees.     The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such member or members as may be determined from time to time by resolution adopted by the Board of Directors. Any such committee, to the extent provided in the resolution of the Board of Directors and to the extent permitted under applicable statutory provisions, shall have and may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

        Section 10.    Committee Minutes.     Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

        Section 11.    Compensation.     The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 12.    Resignation.     Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the President or to the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        Section 13.    Removal.     Any director or the entire Board of Directors may be removed, at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as may be provided by statute or the Certificate of Incorporation.

ARTICLE IV

NOTICES

        Section 1.    General.     Whenever, under the provisions of applicable statutory law or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice to directors may also be given by email or facsimile (with confirmation of receipt of such facsimile).

        Section 2.    Waiver of Notice.     Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS

        Section 1.    Officers; Election; Resignation; Removal; Vacancies; Salaries.     The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Chief Financial Officer and one or more Assistant Financial Officers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors. The salaries of all officers and agents of the Corporation shall be fixed by or in the manner prescribed by the Board of Directors.

        Section 2.    Execution of Documents.     All deeds, mortgages, bonds, contracts and other instruments may be executed on behalf of the Corporation by the President or by any other person or persons designated from time to time by the Board of Directors or the President, unless such power is restricted by resolution of the Board of Directors.

        Section 3.    Powers and Duties of Officers.     The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

        Section 1.    Indemnification of Directors and Officers.     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of Article VI, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

        Section 2.    Indemnification of Others.     The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

        Section 3.    Prepayment of Expenses.     The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article VI or otherwise.

        Section 4.    Determination; Claim.     If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article VI is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

        Section 5.    Non-Exclusivity of Rights.     The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 6.    Insurance.     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

        Section 7.    Other Indemnification.     The Corporation's obligation, if any, to indemnify or advance Expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        Section 8.    Continuation of Indemnification.     The rights to indemnification and to prepayment of Expenses provided by, or granted pursuant to, this Article VI shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

        Section 9.    Amendment or Repeal.     The provisions of this Article VI shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person's performance of such services, and pursuant to this Article VI the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article VI are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of Expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE VII

CERTIFICATES OF STOCK

        Section 1.    General.     The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation (i) by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the

President or a Vice President, and (ii) by the Chief Financial Officer or an Assistant Financial Officer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

        Section 2.    Transfers of Stock.     Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares in compliance with the requirements of Section 8-401 of Title 6 of the Delaware Code Annotated, as amended, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

        Section 3.    Lost or Destroyed Stock Certificates; Issuance of New Certificates.     The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

        Section 4.    Fixing Date for Determination of Stockholders of Record.     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not precede nor be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (iii) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 5.    Registered Stockholders.     The Corporation shall be entitled to treat the record holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including, but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the record holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Any such purchaser, assignee, transferee or other person shall not be entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, or to own, enjoy and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the record holder of such shares.

ARTICLE VIII

INTERESTED OFFICERS OR DIRECTORS

        No contract or transaction between this Corporation and one or more of its directors or officers, or between this Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if:

          (a)   The material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

          (b)   The material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

          (c)   The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX

GENERAL PROVISIONS

        Section 1.    Dividends.     Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

        Section 2.    Voting Securities of Other Corporations.     The President or such other officers or agents of the Corporation as he shall designate shall have the authority to vote on behalf of the Corporation the securities of any other corporation, which are owned or held by the Corporation and may attend meetings of stockholders or execute and deliver proxies for such purpose.

        Section 3.    Disbursements.     All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 4.    Fiscal Year.     The fiscal year of the Corporation shall be as determined by the Board of Directors.

        Section 5.    Seal.     The corporate seal, if any, shall be in such form as the Board of Directors shall determine.

ARTICLE X

AMENDMENTS

        These Bylaws may be altered or repealed by majority vote of the stock outstanding or by resolution adopted by a majority vote of the Board of Directors.